Exhibit 99.1
SunCoke Energy Partners Finance Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2021	2020

	(Dollars and shares/units in millions, except per share/unit amounts)
Revenues
Sales and other operating revenue	$212.1	$223.5
Costs and operating expenses
Cost of products sold and operating expenses	153.2	172.5
Selling, general and administrative expenses	7.3	6.6
Depreciation and amortization expense	20.4	22.8
Total costs and operating expenses	180.9	201.9
Operating income	31.2	21.6
Interest expense, net	11.6	12.9
Gain on extinguishment of debt	—	(2.9)
Income before income tax expense	19.6	11.6
Income tax expense(1)	4.7	128.9
Net income (loss)	$14.9	$(117.3)

Net income (loss) per common share/unit (basic and diluted)	$0.32	$(2.54)
Weighted average common shares/units outstanding (basic and diluted)	46.2	46.2
(1)As of January 1, 2020, SunCoke Energy Partners, L.P. merged with and into SunCoke Energy Partners Finance Corp., both of which are wholly-owned subsidiaries of SunCoke Energy, Inc. As a result, non-cash deferred tax expense was recorded during the three months ended March 31, 2020 to reflect the deferred tax liabilities of SunCoke Energy Partners Finance Corp. and its subsidiaries.

SunCoke Energy Partners Finance Corp.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2021	December 31, 2020

	(Dollars in millions, except par value amounts)
Assets
Cash	$16.0	$25.5
Receivables, net	29.6	27.5
Receivables from affiliate, net	65.6	11.9
Inventories	96.3	84.7
Other current assets	0.2	9.4
Total current assets	207.7	159.0
Properties, plants and equipment (net of accumulated depreciation of $664.3 million and $643.8 million at March, 2021 and December 31, 2020, respectively)	1,083.1	1,099.9
Intangible assets, net	31.7	32.2
Deferred charges and other assets	4.7	5.2
Total assets	$1,327.2	$1,296.3
Liabilities and Equity
Accounts payable	$54.5	$51.9
Accrued liabilities	17.5	16.7
Current portion of financing obligation	1.1	1.1
Interest payable	13.0	2.0
Total current liabilities	86.1	71.7
Long-term debt and financing obligation	580.2	579.9
Deferred income taxes	148.4	146.9
Other deferred credits and liabilities	11.0	11.2
Total liabilities	825.7	809.7
Equity
Common stock, $0.01 par value (issued 46,227,148 shares at both March 31, 2021 and December 31, 2020)	0.5	0.5
Additional paid-in capital	583.2	583.2
Retained deficit	(82.2)	(97.1)
Total equity	501.5	486.6
Total liabilities and equity	$1,327.2	$1,296.3

SunCoke Energy Partners Finance Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2021	2020

	(Dollars in millions)
Cash Flows from Operating Activities:
Net income (loss)	$14.9	$(117.3)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization expense	20.4	22.8
Deferred income tax expense	1.5	130.1
Gain on extinguishment of debt	—	(2.9)
Changes in working capital pertaining to operating activities:
Receivables, net	(2.1)	4.6
Receivables/payables from affiliate, net	(46.7)	1.3
Inventories	(11.0)	2.7
Accounts payable	7.0	(13.4)
Accrued liabilities	0.8	0.8
Interest payable	11.0	11.9
Other	3.2	(0.1)
Net cash (used in) provided by operating activities	(1.0)	40.5
Cash Flows from Investing Activities:
Capital expenditures	(8.2)	(13.8)
Net cash used in investing activities	(8.2)	(13.8)
Cash Flows from Financing Activities:
Repayment of financing obligation	(0.3)	(0.7)
Repayment of long-term debt	—	(8.9)
Proceeds from revolving credit facility	—	—
Net cash used in financing activities	(0.3)	(9.6)
Net (decrease) increase in cash and cash equivalents	(9.5)	17.1
Cash and cash equivalents at beginning of period	25.5	29.3
Cash and cash equivalents at end of period	$16.0	$46.4
Supplemental Disclosure of Cash Flow Information
Interest paid	$0.1	$0.3

SunCoke Energy Partners Finance Corp.
Reconciliation of Non-GAAP Information
Adjusted EBITDA to Net Income (Loss)

	Three Months Ended March 31,
	2021	2020
	(Dollars in millions)
Net income (loss)	$14.9	$(117.3)
Add:
Depreciation and amortization expense	20.4	22.8
Interest expense, net	11.6	12.9
Income tax expense	4.7	128.9
Gain on extinguishment of debt	—	(2.9)
Adjusted EBITDA	$51.6	$44.4